VISION SYSTEMS FEATURES IMPROVED SPD-SMART SOLAR SELF-POWERED
DIMMABLE AIRCRAFT CABIN WINDOW AT 2014 MEBA IN DUBAI, UAE

Photovoltaic autonomous dimmable window capable of producing more energy than prior generation, and other innovative SPD-Smart electronically dimmable windows, featured this week at
MEBA.

Dubai, United Arab Emirates – December 8, 2014. Today at the 2014 MEBA trade show, Research Frontiers (Nasdaq: REFR) licensee Vision Systems unveiled a new version of Energia, an SPD-Smart electronically dimmable window (EDW) capable of producing its own energy from the sun or from artificial light. Because of patented SPD-SmartGlass film inside, you can touch the window and instantly change its tint within 1-2 seconds. This is a substantial difference over the minutes it currently takes passengers to change the tint of their EDWs on aircraft using electrochromic technology. Also no wiring to the aircraft’s electrical system is necessary. The breakthrough product by Vision Systems produces more energy than the prior generation – 20 watts per square meter – and comes with a USB port to charge a smart phone/device as well as a reading light.

Energia and Vision Systems’ other EDW solutions use Research Frontiers SPD-Smart light-control film technology as the foundation that delivers unprecedented benefits. At the touch of a button, passengers can instantly and precisely control the amount of daylight and glare coming through their window. They continue to enjoy views by tinting their EDW to control sunlight and glare to a comfortable level, rather than blocking their view with a shade. Vision Systems' SPD-Smart EDWs also provide outstanding heat rejection for a cooler cabin on the ground, and the acoustic insulation feature delivers a quieter cabin. The collective light, glare, heat and noise benefits offer a dramatically improved passenger experience.

Energia is a unique green solution for solar protection – an EDW producing its own energy from the sun – due to transparent photovoltaic cells integrated into the window which allows energy storage in a battery to provide the SPD-Smart dimmable window with electricity. The Energia mockup at MEBA is a 3.4mm thick curved window, and the energy it produces is higher than the operational needs, enabling passengers to use the built-in USB port for charging devices. In addition, it offers a reading light built into the window reveal, which is also powered by the energy produced by Energia.

Energia operates without using the aircraft’s electrical system, facilitating the installation of EDWs on new production and aftermarket aircraft – it requires no modifications to the aircraft’s existing electrical system because it is completely independent from the cabin’s wiring. In addition to easy installation, it is easy to maintain as the solution includes use of durable and scratch-resistant ultra-thin composite glass.

Vision Systems’ MEBA booth features their other innovative SPD-Smart EDW products including:

➢	Nuance Ultra-dark: This new solution offers passengers the widest range of light control between clear and extremely dark (99.85% light blockage), and any level of tint in between. Nuance Ultra-dark provides cabin darkening sufficient for all passengers wishing to sleep, even when the sun is shining directly on windows. It also uses a thin, lightweight composite glass, aeronautics approved, for excellent optical quality and scratch-resistant to avoid maintenance issues.

➢	Nuance Multizone: This solution offers independently controllable zones within a single window. For example if the sun is high on the window, the top portions of the EDW can be tinted as desired for a glare-free view, and the bottom sections can be clear for optimal viewing of the ground.

➢	Color Options: A variety of colors offered are on display. These options provide maximum flexibility to owners and designers wishing to coordinate the tint color to the interior color scheme.

For more information, we invite you to read the Vision Systems press release.

Vision Systems is at Booth 712 at MEBA (Middle East Business Aviation), from December 8-10 at Dubai World Central. It is the leading business aviation event in the Middle East, and is the premier event for those involved in leasing, selling, purchasing, operating and servicing business and VIP jets.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com

About Vision Systems:

Headquartered near Lyon, France for more than 80 years, with a production unit in Florida, USA, Vision Systems specializes in three activities: Aeronautics, Automotive and Marine.

Vision Systems Aeronautics designs and produces innovative solutions for business jets, helicopters, regional and continental aircrafts: solar protection, IFEC, CMS, video surveillance, composite structures and thermoformed parts. Vision Systems combines complementary skills in electronics, mechanics and composite to provide ever more innovative solutions for costs reduction, heightened safety and improved comfort.

For more information please contact:

Vision Systems Aeronautics:	Vision Systems North America:
Frédéric Jacquemin, Sales Manager	Cyrille Laitier, COO & EVP
Vision Systems	Vision Systems North America:
+33 (0)6 69 09 23 98	+1 321 265 5110
fjacquemin@visionsystems.fr	claitier@visionsystems-na.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” is a trademark of Research Frontiers Inc. “Nuance” is a trademark of Vision Systems.